Exhibit 99.2

Prepared Comments for Conference Call

May 24, 2005 9:00 AM

Addressing West’s Acquisition of The Tech Group

Speaker: Donald E. Morel, Jr., Ph.D., Chairman of the Board, President and Chief Executive Officer

Thank you Julie and good morning everyone.

Today Bill Federici and I would like to use the time on this call to provide you with additional background information and commentary on West’s acquisition of The Tech Group which we announced April 29th and was completed last Friday.

However, before we begin I would like to extend a note of thanks to both the Tech and West teams that worked so diligently these last few weeks to bring the transaction to a close.

Today I want to outline the strategic rationale for the deal along with an overview of the business and how the two organizations fit together. Bill will then walk you through the financing side of the transaction and the impact on our balance sheet.

BACKGROUND

On April 29, 2005 West announced that it had entered into an agreement with The Tech Group to purchase the North American, Mexican, Puerto Rican, and Irish operations of Tech for a purchase price of $140 million. Of the total amount $14 million has been escrowed for performance milestones and $20 million for potential future claims against reps and warranties. The transaction was financed with a combination of available cash, an increase in the company’s revolving credit facility, and new private lender debt.

STRATEGIC RATIONALE

During the past three years the West management team has taken steps to refocus the company’s resources on the markets and customers it has served for many years. As those of you who follow us know, West’s primary business is manufacturing large volumes of precision components for the Pharmaceutical and disposable medical device markets, the vast majority of which are used in delivering drugs by injection or IV infusion. These products are manufactured using proprietary rubber formulations, plastic, and metal materials. West is the global leader in this market segment and enjoys very high market shares in the key pharmaceutical and biotech packaging segments. Our recent sales growth has averaged just under nine percent per year for the last three years (at constant exchange rates) despite modest unit growth in our core markets. This growth has been achieved with a powerful combination of service and value added product offerings such as WESTAR, coated closures, and prefilled syringe components. However, due to our high market share and the limited size of the injectable market a natural limit exists beyond which it will be very challenging to continue to grow revenues at this level.

As I have described in past calls, a primary goal of the company has been to expand its markets and capabilities to include non injectable routes of delivery preferably utilizing sophisticated multi-component, multi material devices that possess the same characteristics as our components business: that is, significant regulatory barriers to entry and switching exist, there is drug-material contact in the system; and some level of proprietary intellectual property is involved in the design, materials, or manufacturing process.

The Tech Group acquisition is a natural continuation of our strategy to give the company access to larger markets where what we do well – manufacturing components and systems to stringent design and quality specifications for use in highly-regulated pharmaceutical and health care applications – can be expanded into complex multi- component systems for drug delivery. Tech Group has been a very successful competitor in those markets and has built a portfolio of consumer and healthcare business that will, we think, continue to grow well into the future. Thus the combination of Tech and West generates the critical mass of plastics material capability and of key customer and product relationships, and regulatory expertise on a global basis that we believe opens project and product opportunities that we would not see in our own plastics molding business.

The Tech customer base compliments that of West extremely well. The two firms share many common customers in the healthcare and pharmaceutical spaces yet Tech also brings several key new customers in both the medical device and consumer segments. For example, five years ago Tech was selected as one of the two primary manufacturers of the Nektar system for inhalable insulin. Other customers that are new to West include Medtronic, Pall, and Guidant, and we add new products and dimensions to our relationships with companies like BD, Baxter, P&G, and J&J. On the consumer and electronics side, Tech has long served customers like H-P, Gemplus, and GE. In short, they share with West a diverse and stable client base and, like West, have earned a reputation for reliable quality and strong engineering that keeps those key customers coming back project after project, year after year.

It is interesting to note that both Tech and West benefit from the combination due to our respective market strengths: the Tech business is split 70% healthcare and 30% consumer, just the opposite of West which is 65% consumer and 35% healthcare. Thus the combination establishes a balanced portfolio of programs in the markets each company has identified as being key to future growth.

OPERATIONAL REVIEW

One of the strong drivers for the combination was the strong operational fit. In terms of manufacturing sites, Tech provides West with a key West coast presence in addition to plants in Mexico, Puerto Rico, and most importantly, a European facility in Ireland. There are nine manufacturing facilities including the customer engineering and tooling center. West provides Tech with a well established East coast presence to deliver on several key programs slated for production in the next one to two years. West also provides regulatory and compliance expertise in addition to our analytical laboratory capabilities and knowledge of drug material interactions.

There is minimal overlap in our operating capabilities and the current Tech management team will report directly to me as our integration plan is implemented over the next quarter. We expect the integration to be completed prior to the end of the 2005 year. At the current time we envision no need for any substantive changes to the management team or the organization structure. Rather the priorities will focus on execution of the Tech and West operating plans for the remainder of 2005 and delivering on our commitments to our respective customers. I firmly believe the transition will be a seamless one in the eyes of the customer base.

On a go forward basis we expect Tech to generate revenues of $10 million per month through the end of 2005 with a net operating margin on the order of 10%. From the West viewpoint, we will make modest investments in Tech’s information systems to make them compatible with West’s; there will also be costs associated with training Tech personnel to comply with our SOX 302 and 404 reporting requirements. Taking these into account we believe the acquisition will still add between $0.02 and $0.05 to our earnings this year.

I would now like to turn it over to Bill, who will review certain of the financial aspects of the acquisition.

Speaker: William J. Federici, Vice President and Chief Financial Officer

Thanks Don.

I’d like to spend a few minutes addressing the Tech Group’s impact on our financial statements going forward. We project Tech to generate approximately $70 million of net sales of molded product ( excluding tool manufacturing and development revenues) for the remainder of calendar 2005. We expect those net sales to generate approximately 10% operating margins. Further, we expect Tech to add between 2 and 5 cents per diluted share to our consolidated 2005 earnings. We project the Tech group’s sales to increase at an annual rate 2 to 3 times that of our core pharmaceutical business for the next few years. Tech’s sales growth is expected to come from increasing demand for assembled devices like a breakthrough pulmonary device and early stage development work for auto injectors and pen devices; increased demand for components for OEM medical device manufacturers; and increased demand for development projects for major consumer products companies. Tech has these program orders in house, however such programs are subject to normal market risks like program timing and commercial and /or regulatory acceptance. We expect operating margins to remain flat or to increase slightly over the next few months, however, due to the high fixed cost nature of Tech’s operations, as capacity utilization increases, we expect margins to increase. Tech’s historical CapEx has ranged from approximately $5 million to $15 million per annum.

The tech acquisition was financed using approximately $20 million of cash with the remainder of the $140 million purchase price financed through revolver debt. The new 5 year revolver totals $200 million and carries a floating rate of interest which initially is 50 basis points higher than the revolver it replaced as a result of our higher leverage. Nevertheless, we have preserved our NAIC II “investment grade” status for our debt obligations. We also expect to close on a new $50 million private placement debt in June which will carry a floating interest rate and will mature in 10 years. That debt has not yet been priced but the expected rate will be comparable to the new Revolver. The proceeds from the new private placement debt will be used to pay down the revolver debt. After the private placement debt closes in June, we will have total debt of approximately $280 million. At June 30, we expect our debt to EBITDA ratio to be approximately 2.25 to one. Our debt covenants allow us a debt to EBITDA ratio not to exceed 3.5 to one. We expect to repatriate additional foreign cash under the AJCA. Additional repatriations under the AJCA of $50 million would result in a debt to EBITDA ratio reduction of .40 to 1.

In April we updated our guidance to the upper-end of our earnings range of $1.41 to $1.47 per diluted share for 2005, excluding any tax charges for repatriation under the AJCA and the Tech group accretion. Our purpose for this call was to describe the impact of Tech on our operating results going forward. We will provide you with updated guidance in our July earnings call. Regarding the AJCA, within the last 2 weeks the US Treasury department issued further guidance clarifying our ability to repatriate previously permanently reinvested foreign cash under the AJCA at a lower effective tax rate. As indicated in our 2004 10-K, the repatriation of up to $70 million ( including the $15 million repatriated in Q1) will result in a tax charge of between $2 and $4 million or between 6 and 13 cents per diluted share. Any additional repatriated funds will be used to pay down outstanding debt.

I’d now like to turn the call back over to Don.

Thanks Bill. We would now be pleased to take any questions you might have.

CLOSING REMARKS

Thank you operator.

I am very pleased that West was able to complete a transaction with a company of the quality and reputation of The Tech Group. It has been a long standing goal of the West Board and the management team to position the company to serve the device markets and the Tech acquisition provides immediate credibility in this critical market segment.

There is a strong cultural and operational fit between the two firms and each company brings along a well established customer base. Each side also brings an array of strengths to the deal which compliment and fill gaps in the other side respectively. All of us are excited by the growth opportunities that lie ahead. For the remainder of the year management’s attention will be centered on achieving our business plan goals and positioning the merged company to deliver on its program obligations while continuing to build a strong pipeline of future project opportunities. Thank you for your time today.